UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 7, 2017

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24557 (Commission File Number)	54-1874630 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia (Address of principal executive offices)		22102 (Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

Cardinal Financial Corporation (the “Company” or “Cardinal”) held its Special Meeting of Shareholders on April 7, 2017 (the “Special Meeting”).  At the Special Meeting, the shareholders of the Company approved the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., its subsidiary UBV Holding Company, LLC and Cardinal, and the related plan of merger, as each may be amended from time to time (the “Merger Agreement”).  Shareholders of the Company did not approve the non-binding advisory vote proposal for certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger.  Lastly, shareholders of the Company approved a proposal to adjourn, postpone or continue the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there were not sufficient votes at the time of the special meeting to approve the Merger Agreement.

The voting results for each proposal are as follows:

1.              Proposal to approve the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., its subsidiary UBV Holding Company, LLC and Cardinal Financial Corporation, and the related plan of merger, as each may be amended from time to time:

For	Against	Abstain	Broker Non-Vote
25,334,115	169,155	150,573	7,418,926

2.              Proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger:

For	Against	Abstain	Broker Non-Vote
7,183,676	18,113,599	356,568	7,418,926

3.              Proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement:

For	Against	Abstain	Broker Non-Vote
23,209,111	2,286,184	158,548	7,418,926

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: April 10, 2017	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and Chief Financial Officer